Exhibit 99(1)


News From
	TRIAD PARK, LLC


Contact:        Stan Marquis
		510 449-0606, ext. 6300

TRIAD PARK LLC BOARD RECOMMENDS ACCEPTING MERGER PROPOSAL

LIVERMORE, Calif., September 9, 1997 -- The Advisory Board of Triad Park, LLC today announced it is recommending that the members of the company approve a merger proposal from TPL Acquisition, LLC under which all outstanding membership interests in Triad Park, LLC would be exchanged for cash.

 TPL Acquisition, LLC and the company have agreed that, subject to shareholder approval, TPL Acquisition, LLC will acquire all outstanding shares for $1.32 per share. TPL Acquisition, LLC, which is affiliated with Richard C. Blum & Associates of San Francisco, will merge into Triad Park, LLC and will become liable for all obligations of Triad Park, LLC. The acquisition is expected to be controlled by a recently formed real estate investment partnership known as Westmark RCBA Associates, L.P. The partnership is a joint venture of Los Angeles-based Westmark Realty Advisors L.L.C. (a wholly-owned subsidiary of CB Commercial Real Estate Group, Inc.) and San Francisco-based Richard C. Blum & Associates, L.P.

 Triad Park, LLC was created in February 1997 upon the acquisition of Triad Systems Corporation by Cooperative Computing, Inc., of Austin, Texas. Shareholders of Triad System Corporation received one Triad Park, LLC membership share for each share of Triad Systems Corporation common stock. Triad Park, LLC's assets consist of approximately 300 acres of property formerly owned by Triad Systems Corporation and the company's 220,000-square-foot headquarters facility. Triad Park, LLC also assumed approximately $20.7 million of indebtedness previously secured by the spun-off real estate and was formed to liquidate its real estate portfolio, with proceeds used to pay expenses (including taxes), repay secured debt and distribute any remaining proceeds to holders of Triad Park membership interests.